Exhibit 4.18

JSG PACKAGING LIMITED

- and -

FRITS BEURSKENS

DIRECTORSHIP AGREEMENT

WILLIAM FRY

Solicitors

Fitzwilton House

Wilton Place

Dublin 2

001042.0850.MRO

THIS AGREEMENT is made on                        2005

BETWEEN:

JSG PACKAGING LIMITED

a limited liability company incorporated

in Ireland with registered number 380620

of Beech Hill, Clonskeagh, Dublin 4

(hereinafter called the “Company”)

- and -

FRITS BEURSKENS

Klimmenderstraat 65

6343 AA Klimmen

The Netherlands

(hereinafter called the “Director”)

Hereafter together to be referred to as “the parties”

WHEREAS:-

A.            The Company has acquired control of Kappa Holding BV (“Kappa”).

B.            The Director is the former President of Kappa, and has extensive knowledge and experience of the Kappa group of companies. The Company wishes to secure such services in its conduct of the business of Kappa for a specified period and the Director has agreed to provide such services for that period.

C.            The Director will be appointed to provide those services as a Director of certain subsidiaries of the Company. Through those appointments, those companies will benefit from the Director’s knowledge and experience.

NOW IT IS HEREBY AGREED as follows:-

1.                            Definitions

In this Agreement the following expressions shall, unless the context otherwise requires, have the following meanings:-

(a)                        “Board”, the board of directors of the Company;.

(b)                       “Business”, the business of the production, development and sale of containerboard (testliner and kraftliner), solid board, corrugated and solid board packagings, sacks, bag-in-box, graphic and specialty board.

(c)                        “Confidential Information”, all information, trade secrets, secret or confidential operations, processes, information or dealings of any kind arising from the performance by the Director of the Services hereunder or relating to the Company or any of its Group Companies or their clients, customers or suppliers or their organisation, business, finances, transactions or affairs to which the Director has access during the term of this Agreement.

(d)                       “Documents”, all records, reports, documents, papers, electronically stored information and other materials whatsoever originated by or upon behalf of the Director pursuant to this Agreement.

(e)                        “Group CEO” the Chief Executive Officer for the time being of the Group.

(f)                          “Group”, the Company and all Subsidiaries of the Company including in particular the Kappa Group and “Group Company” shall mean any one of them.

(g)                       “Kappa Group”, Kappa and all of its Subsidiaries and subsidiary undertakings as at the day preceding the Termination Date and “Kappa Company” shall mean any one of them.

(h)                       “Listed Companies”, the Group Companies set out in Schedule 1 of this Agreement.

(i)                           “Restricted Area”, the European Economic Area, Albania, Bulgaria, Serbia and Montenegro, Bosnia and Herzegovina, Croatia, Ukraine, Romania and Russia and any other geographical area in which the Company operates the Business during the term of this Agreement and with respect to which the Director provides the Services.

(j)                           “Services”, the services to be provided by the Director to the Company in accordance with this Agreement, as described in Clause 4.

(k)                        “Subsidiary”, any company, firm or legal entity in which a legal entity or one or more of its subsidiaries, pursuant to an agreement with other persons entitled to vote or otherwise, can exercise, solely or jointly, more than one half of the voting rights at a general meeting or any company, firm or legal entity of which a legal entity or one or more of its subsidiaries is a member or shareholder and, pursuant to an agreement with other persons entitled to vote or otherwise, can appoint or dismiss, solely or jointly, more than one half of the directors or officers or of the supervisory board members, if all persons entitled to vote were to cast their vote.

(l)                           “Termination Date”, the date on which this Agreement terminates.

2.                            Construction

(a)                        Any reference to any provision of any legislation shall include any modification re-enactment or extension thereof and shall also include any subordinate legislation made from time to time under such provisions. Any reference to any provision of any legislation unless the context clearly indicates to the contrary shall be a reference to legislation of The Netherlands.

(b)                       Words such as “hereunder”, “hereto”, “hereof”, and “herein” and other words commencing with “here” shall unless the context clearly indicates to the contrary refer to the whole of this Agreement and not to any particular Clause thereof.

(c)                        Save as otherwise provided herein any reference to an Appendix shall be a reference to an Appendix to this Agreement and any reference to a Clause, paragraph or sub-paragraph shall be a reference to a Clause, paragraph or sub-paragraph (as the case may be) of this Agreement and any reference in a Clause to a paragraph or sub-paragraph shall be a reference to a paragraph or sub-paragraph of the Clause or paragraph in which the reference is contained unless it appears from the context that a reference to some other provision is intended.

(d)                       The masculine gender shall include the feminine and neuter and the singular number shall include the plural and vice versa and references to persons shall include bodies corporate, unincorporated associations and partnerships.

(e)                        The Appendices to this Agreement shall integrally form part of this Agreement.

(f)                          The headings and captions to the Clauses in this Agreement are inserted for convenience of reference only and shall not be considered a part of or affect the construction or interpretation of this Agreement.

3.                            Engagement

(a)                        The Company hereby engages the Director to provide the Services in accordance with the terms and conditions set out herein and in consideration of the fees payable hereunder and the Director hereby accepts such engagement. The Director shall not be or become an employee of any Group Company by virtue either of his engagement under this Agreement or his appointment as a director of the Listed Companies. The Director hereby waives, to the fullest extent permitted by the laws of The Netherlands and by the laws of the countries in which the Listed Companies are incorporated and/or resident, all rights and entitlements under the laws of such countries related to employment, the protection and termination thereof.

(b)                       The Company shall upon the execution of this Agreement, procure the appointment of the Director as a director of each of the Listed Companies (including his appointment to the Supervisory Board of Kappa Packaging (Deutschland) GmbH) and his maintenance as such throughout the term of this Agreement.

4.                            Services

(a)                        The Director shall exercise due care and skill in his performance of the Services and shall at all times act in the best interests of the Company.

(b)                       The Services to be provided by the Director to the Company, the Listed Companies and the Group Companies hereunder shall (in the case of the Listed Companies) be those properly required of a non-executive director and, in the cases of all of the Group Companies shall be those required from time to time by the Group CEO and shall comprise the provision of advice and assistance as requested from time to time of or on behalf of the Group CEO in all aspects of the business of the Kappa Group and the acquisition of knowledge and implementation of control by the Company concerning and over the Kappa Group and its business and in particular:-

(i)                          the provision of advice and assistance in the integration of the Kappa Group into the Group, especially as to the achievement of synergies and efficiencies, the identification of suitable employees for promotion and the conduct of rationalisation activities;

(ii)                       assistance in the maintenance of good employee, customer and supplier relationships;

(iii)                    assistance in the transfer of best practices between Kappa Group companies and companies in the JSG group of companies;

(iv)                   generally rendering assistance and advice to senior management of the Company;

provided that the Group CEO may at any time require the Director to desist from the provision or conduct of any of the aforesaid services listed in sub-paragraphs (i) to (iv) either generally or in respect of specified categories, kinds or parts thereof.

5.                            Provision of Services

(a)

(i)                          The Director shall provide the Services for a fixed two-year period from the date hereof, subject to termination prior to the expiration of such period pursuant to Clause 12. No compensation will be due upon termination and non-renewal by the Company of this Agreement either for the termination of the Agreement or for loss of the Director’s directorships in the Listed Companies.

(ii)                       The term of this Agreement may be extended by express written agreement between the Company and the Director prior to the Termination Date, but in the absence of such agreement will expire by operation of law upon the Termination Date without notice or payment of compensation to the Director or any act of the parties and shall not be extended by any deemed or implied act or omission of either of them.

(b)                       This Agreement is non-exclusive and the Director shall be free to engage in other professional and business activities during the term of the Agreement (including in particular, as Chairman of CEPI for the years 2006 and 2007 and as immediate past President of ICCA up to its 2007 annual conference) provided however, that the Director shall not during the term of this Agreement:-

(i)                          provide any information which has direct or indirect relevance to the Company’s or Group’s businesses to any person other than a Group Company (whether such information is now in its possession or is acquired during the term hereof); or

(ii)                       engage or be interested either directly or indirectly (whether as consultant, proprietor, shareholder or otherwise howsoever), in promoting, assisting, advising on or carrying on any business in the Restricted Area which is competing or attempting to compete with the business of the Company or the Group; or

(iii)                    solicit or engage the services of any person who is an employee of any Group Company during the term hereof either on its own behalf or on behalf of any other person; or

(iv)                   do or assist there to be done anything that causes or may reasonably be expected to terminate or have an adverse effect on the relationship between the Company (or any Group Company) and any material customer, supplier, financial services or other service provider or any regulatory body; or

(v)                      accept any position or engagement in or for any enterprise or body that is a customer, supplier, competitor, service provider or banker of or to any Group Company; or

(vi)                   accept any position or engage in any activities that are or are reasonably likely to place the Director in a position of conflict of interest with the Group or which are likely to embarrass or damage the image of the Group.

6.                            Reporting/Records

The Director shall report to the Group CEO of the Company in relation to the Services in such form and with such frequency and within such time periods as are reasonably specified by the Group CEO. The Director shall keep detailed records of all acts and things done by it or on its behalf in relation to the provision of Services and at his request the Group CEO shall be entitled to have full and free access to same.

7.                            Fees

(a)                        In consideration for the provision by the Director of the Services, the Company shall ensure that the Listed Companies shall pay to the Director the fees specified in Part 1 of Schedule 2 to this Agreement (“Director’s Fees”).

(b)                       The Director shall be eligible to receive the additional payments specified in Part 2 of Schedule 2 (the “Bonuses”) subject to the terms and conditions set out in therein.

8.                            Expenses and Car

(a)                        The Company shall provide to the Director an expense account pursuant to which the Company shall reimburse the Director all travelling and other expenses reasonably incurred by the Director in the proper provision of the Services (and in the case of all material expenses previously approved by the Company) provided that on request the Director shall promptly provide the Company with such vouchers or other evidence of payment of such expenses as the Company may require.

(b)                       The Company shall make available to the Director the car and the services of a driver, on the terms which applied as between him and Kappa immediately prior to the termination of his employment with Kappa.

(c)                        The Company shall provide the Directors with the following support services to assist him in providing the Services:-

(i)                          suitable office premises in The Netherlands; and

(ii)                       secretarial and office support services;

provided in any event that the aggregate annual cost of the premises, secretarial and office support described in this Clause 8(c) shall not exceed €100,000 for each year of the term of this Agreement.

(d)                       If and to the extent that any of the benefits due to the Director hereunder require the withholding of any tax or social security amounts, the Company may procure the withholding of such amounts by the Listed Companies.

9.                            Relationship between the Director and the Company

(a)                        By concluding this agreement, the parties enter into a contract of assignment as meant in Book 7 Title 7 of the Dutch Civil Code. None of the parties intend de jure or de facto to conclude or create an employment relationship between the Company or any of the Listed Companies and the Director. If wage tax and social security premiums are withheld by the Company and/or any of the Listed Companies, or if the tax authorities and/or the social securities board were to regard the relationship between the Company and/or any of the Listed Companies and the Director as an employment relationship for tax and social security purposes, this does not in any way interfere with the intention of the parties to enter into a (civil) contract of assignment.

(b)                       The Director shall indemnify and hold harmless the Company and the Listed Companies for any possible claims by the tax authorities and/or the social security board of The Netherlands or of any country in which a Listed Company is incorporated or resident with regard to wage tax and/or social security premiums (including penalties and interest) that may become payable by the Company or any Listed Company (by virtue of this Agreement being considered as an employment relationship by the tax authorities and/or the social security board) in respect of any period during which payments have been made to the Director free of withholdings for tax and/or social security premiums.

10.                     Confidentiality

(a)                        The Director shall:-

(i)                          keep and maintain as confidential the Confidential Information, the Documents and all other matters arising from them or coming to its attention in connection with the provision of the Services or relating to the Company and the Group Companies and their customers, suppliers, service providers, bankers and their organisations, business, finances, transactions and affairs to which it may have access during the term of this Agreement;

(ii)                       not disclose or permit to be disclosed, at any time for any reason to any person or persons, or otherwise make use of or permit to be made use of, any information relating to the Company’s technology, technical processes, testing procedures, products, business, finances, transactions and affairs and any such information relating to the Company or any Group Company, and the customers, suppliers, service providers, bankers of any Group Company which may have already been entrusted to the Director or to which the Director may hereafter have access in the performance of or otherwise related to the Services except as permitted hereunder to enable the Director to perform the Services;

(iii)                    not during the continuance of this Agreement make or permit to be made otherwise than for the benefit of the Company any notes or memoranda relating to any matter within the scope of the Services or otherwise within the scope of the business of the Company or any Group Company or concerning any of the dealings or affairs of the Company or any Group Company nor shall the Director either during the continuance of this Agreement or thereafter use or permit to be used any such notes or memoranda otherwise than for the benefit of the Company, it being the intention of the parties that all such notes and memoranda made by the Director shall be the property of the Company and shall be left at its registered offices on the termination of this Agreement;

(iv)                   not disclose or permit to be disclosed, at any time for any reason to any person or persons, whether employed by a Group Company or otherwise, other than the Director’s professional advisers, the terms and conditions of this Agreement save as is required for the proper execution thereof.

(b)                       The obligations in this Clause shall continue to apply after the expiry or termination of this Agreement without limit, provided however, that the obligations of confidence referred to in this Clause shall cease to apply to information or knowledge which may reasonably be said to have come within the public domain other than by reason of a breach of this Agreement or which the Director is required by law to disclose.

11.                     Post-Termination Restrictions

(a)                        The Director acknowledges that he will as a Director of the Listed Companies and in the course of the performance of the Services under this Agreement obtain knowledge of trade secrets, know-how, business information and other confidential information relating to the Business of the Company and the Group Companies and their customers and agrees that it will be bound by the following restrictions in order to safeguard such trade secrets, know-how and information and the goodwill of the Company.

(b)                       The Director covenants that he will not without the prior written consent of the Board during the twelve-month period after the Termination Date:-

(i)                          canvass or solicit or endeavour to canvass or solicit away from any Group Company the custom or business of any person, firm or company which is at, or was at any time during the twelve months prior to, the Termination Date a client or customer of any Group Company;

(ii)                       carry on, set up, engage or be directly or indirectly interested or concerned in any business or activity carried on or about to be carried on anywhere in the Restricted Area by any person, firm or company in competition with the Group in the Business or any part of it carried on by the Company or any Group Company as at the Termination Date in respect of which the Director was concerned or involved to any material extent at any time during the twelve-month period immediately prior to the Termination Date;

(iii)                    entice, solicit or endeavour to entice or solicit away any person who is employed or engaged by any Group Company as a director or executive or in any other capacity in which he obtained confidential information relating to any Group Company;

(iv)                   interfere or seek to interfere with the supply to the Company or any Group Company of any goods or services by any supplier who, during the twelve months preceding the Termination Date, supplied goods or services to any Group Company, nor will he interfere or seek to interfere with the continuance or the terms of such supply.

(c)                        Each of the restrictions set out in sub-paragraphs (b)(i), (ii), (iii) and (iv) is an entirely separate, severable and independent restriction and all such restrictions will (without prejudice to their generality) apply to any action taken by the Director, whether as agent, representative, principal or Director or as a director or in any other capacity, or by any company controlled by the Director or any associate of the Director.

(d)                       The Director acknowledges and agrees that all of the above restrictions are reasonable and necessary in all the circumstances and are no greater in duration, extent and application than is necessary for the protection of the goodwill and trade connections of the Group. In the event that any of the above restrictions is held to be unreasonable by reason of the area, duration or type or scope of service covered by such restriction, then effect will be given to such restriction in such reduced form as may be decided by any court of competent jurisdiction.

(e)                        During the term of this Agreement and after the Termination Date, the Director will not make any public statements in relation to the Company or the Group and will not represent himself as being engaged by or connected with the Company or the Group, except as expressly provided in this Agreement.

12.                     Term/Termination

(a)                        The Director shall not be entitled to summarily terminate this Agreement, but shall be entitled to terminate this Agreement if any of the Listed Companies shall fail to make a payment due to him and shall not remedy its default within 10 days after receipt of notice from the Director requiring remedy (but any such termination shall be without prejudice to those parts of this Agreement that are expressed to continue after termination).

(b)                       The Company shall be entitled to summarily terminate this Agreement in the event that the Director commits a material breach of this Agreement and fails to remedy the breach (if capable of remedy) within 10 days of receipt of notice from the Company giving details of the breach and requiring it to be remedied. No compensation shall be payable upon such termination.

(c)                        Any termination of this Agreement shall be without prejudice to any claims either party may have accrued under this Agreement prior to the date of termination.

(d)                       Upon the termination of this Agreement for whatever reason, the Director shall resign, without claim for compensation, as a director of all of the Listed Companies and shall deliver up to the Company all of the Confidential Information, Documents and copies thereof in his possession, power, custody or control at that time and shall do all such acts and things and shall execute all such deeds and documents as the Company’s legal advisers may require to transfer and assign to the Company the property in such Confidential Information and Documents and the Director shall not thereafter utilise or exploit the Confidential Information or Documents in any way whatsoever and the Company shall have the right to utilise and exploit the Confidential Information and the Documents in any way whatsoever without restriction and in particular, without prejudice to the generality of the foregoing, without further payment to the Director.

13.                     Severance

In the event that any condition contained in this Agreement is held to be void in whole or in part for any reason, such unenforceability will not affect the enforceability of the remaining conditions contained in this Agreement and such void conditions will be deemed to be severable.

14.                     Counterparts

This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts each of which when executed and delivered shall constitute an original, all such counterparts together constituting but one and the same instrument.

15.                     Assignment

The rights and obligations contained in this Agreement shall not be assignable by either party save with the consent of the other party provided, however, that the Company may assign its rights or delegate its duties under the Agreement to any Group Company.

16.                     Notices

Any notice or other communication whether required or permitted to be given hereunder shall be given in writing and shall be deemed to have been duly given if delivered by hand against receipt of the addressee or its duly authorised agent or if transmitted by telefax or sent by prepaid registered post addressed to the party to whom such notice is to be given at the address set out for such party herein (or such other address as such party may from time to time designate in writing to the other party hereto in accordance with the provisions of this Clause). Any such notice shall be deemed to have been duly given if delivered, at the time of delivery, if transmitted by telefax at the time of transmission and if sent by prepaid registered post as aforesaid, forty-eight (48) hours after the same shall have been posted.

17.                     Governing Law

This Agreement shall in all respects (including the formation hereof and performance hereunder) be governed by the laws of The Netherlands and each of the parties hereby submits to the exclusive jurisdiction of the courts of The Netherlands in relation to any dispute or proceedings arising out of or in connection with this Agreement.

SCHEDULE 1

Listed Companies

Name	Country	Amounts of Director’s Fees Payable per annum €
Kappa Packaging Nederland BV	The Netherlands	125,000
Smurfit Packaging Corporation Limited	Ireland	75,000
Kappa Packaging (Deutschland) GmbH	Germany	18,750
Kappa Obaly Sturovo, a.s.	Slovakia	68,750
Kappa Packaging Espana, S.L.	Spain	75,000
Kappa Kraftliner AB	Sweden	68,750
Kappa Swisswell AG	Switzerland	37,500
Kappa Packaging UK Limited	UK	31,250
		500,000

SCHEDULE 2

FEES

Part 1 – Director’s Fees

The Director will be entitled to be paid the Director’s Fees by each of the Listed Companies in the amounts set opposite their names in Schedule 1. The Director’s Fees will be paid quarterly in advance. Normal salary will be paid up to 31 December 2005 and the first quarter for payment of Director’s Fees will be Q1 2006. It is acknowledged by the parties that the Director will perform his duties and provide the Services in the capacity of director of the Listed Companies and will accordingly receive his fees in those capacities. The Listed Companies will pay the Director’s Fees subject to withholding all tax and social security payments and contributions required in the Listed Companies’ countries of incorporation and/or residence.

Part 2 – Bonuses

2.                            Time-Based Bonus

The Director shall be eligible for a bonus of €250,000, for each full year of the term of this Agreement, throughout which he shall duly perform and observe all of his obligations hereunder. Such fee shall not accrue throughout each year of the term of this Agreement but shall become due upon the last day thereof provided the Director has performed and observed his obligations as aforesaid up to and including such day. Each of the two time-based incentive fees will be due fourteen days after the end of the year to which it relates. The time-based Bonus will be paid by the Listed Companies to the Director in his capacity as director of the Listed Companies in proportions equal to the proportions in which the aggregate Director’s Fees are payable by them, subject to withholding all tax and social security payments and contributions required in the Listed Companies’ countries of incorporation and/or residence.

3.                            Success Based Bonus

The Director will be eligible for the payment of a single bonus of €500,000, which shall become due on the Termination Date (but shall not accrue throughout the term of this Agreement) if;

(a)                        the Director shall duly perform and observe all of its obligations under this Agreement throughout its term up to and including the Termination Date; and

(b)                       the Group shall successfully integrate the Kappa Group and achieve its synergy targets.

The synergy targets applicable to this Agreement shall be the same as those adopted by the Company for application to its Chief Executive.

If the Company shall partially achieve its synergy targets, the Director shall not be entitled to a proportion of the additional success-based fee provided for herein which shall be due either in full for achievement in full of the targets, or not at all.

If the parties shall fail to agree as to whether the additional success-based incentive fee is due to the Director, the matter shall be referred for decision to the Remuneration Committee of the Board, the decision of which shall be final and binding (and the said Committee shall collectively act as an expert and not as an arbitrator).

The success-based bonus shall be payable, if due, within fourteen days after the determination that it is due and will be paid by the Listed Companies to the Director in his capacity as a director of the Listed Companies in proportions equal to the proportions in which the aggregate Director’s Fees are payable by them, subject to withholding all tax and social security payments and contributions required in the Listed Companies’ countries of incorporation and/or residence.

4.                            Double Taxation

If the Director’s country of residence does not accept his claim for the avoidance of double taxation, if any, in respect of the Director’s Fees, time-based bonuses or success-based bonuses paid by the Listed Companies outside the Director’s country of residence, any additional taxation the Director may be required to pay in his country of residence will be for his account.

IN WITNESS whereof this Agreement has been entered into the day and year first herein written.

SIGNED by	/s/ Gary McGann

on behalf of JSG PACKAGING LIMITED

in the presence of:-

/s/ Michael O’Riordan

SIGNED by FRITS BEURSKENS

in the presence of:-
/s/ Frits Beurskens

/s/ Michael O’Riordan